NEWS RELEASE

At Old Republic:

A.C. Zucaro, Chairman of the Board

OLD REPUBLIC ANNOUNCES THE ADDITION OF MICHAEL D. KENNEDY TO THE BOARD OF DIRECTORS

CHICAGO, July 21, 2020 – Old Republic International Corporation (NYSE: ORI) today announced that Michael D. Kennedy (63) will be joining its Board of Directors. In making the announcement, Al Zucaro, Chairman of the Board, noted that “Our Company will benefit greatly from Michael Kennedy’s wide-ranging experience in the financial services fields. While he continues as a Senior Client Partner with the Korn Ferry global management consulting firm, his total career experience in corporate finance and asset management with major financial institutions will harmonize extremely well with our Board’s overall governance objectives. We are most grateful and pleased with his acceptance to join us and extend his talents to further Old Republic’s continued success as an independent insurance business managed for the long run.”

About Old Republic
Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.
The nature of Old Republic's business requires that it be managed for the long run, and its cash dividend policy reflects this long-term orientation. The current annualized dividend rate of $0.84 per share marks the 39th consecutive year that Old Republic has boosted this rate, and 2020 becomes the 79th year of uninterrupted regular cash dividend payments. Here's a summary of recent years' total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices' Compounded
	Annual	Annual	Total Annual Returns
	Book Value	Market Value	Nominal
	Compounded	Compounded	Gross	S & P	S & P
	Total	Total	Domestic	500	Insurance
	Return	Return	Product	Index	Index
Ten Years 2000 - 2009	9.5%	7.4%	4.1%	-1.0%	-3.7%
Ten Years 2010 - 2019	7.7%	14.8%	4.0%	13.6%	12.4%
Twenty Years 2000 - 2019	8.6%	11.0%	4.1%	6.1%	4.1%

According to the most recent edition of Mergent's Dividend Achievers, Old Republic is listed in 58th place among just 113 qualifying publicly held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL 60601 • 312-346-8100